Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
February 19, 2021	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Appoints Jeanne McGovern to Its Board of Directors

and Announces the Formation of a Sustainability Committee

Huntsman Corporation (NYSE: HUN) today announced the appointment of Jeanne McGovern to its Board of Directors effective February 16, 2021. Ms. McGovern will serve on the Audit Committee and was designated an “audit committee financial expert” as defined by the applicable regulations of the SEC. The Huntsman Board now has eleven directors, ten of whom are independent.

Ms. McGovern retired after 35 years at Deloitte & Touche LLP, where she provided lead audit services to Fortune 500 public companies and their audit committees, as well as advisory services relating to mergers, acquisitions and divestitures, strategic business model transformation, financing transactions, and other strategic priorities. Ms. McGovern also held significant management roles in Deloitte’s corporate office, including in the Office of the CEO’s U.S. National Leadership Team, and as the national director for the retention and advancement of women. Ms. McGovern received her BA in Accounting from Syracuse University and is a member of the American Institute of Certified Public Accounting and the Washington Society of Certified Public Accountants. She also has served on several not-for-profit boards, including Oak Knoll School of the Holy Child, Junior Achievement, and the National Committee on the Prevention of Child Abuse.

Ms. McGovern’s appointment is part of the Company’s deliberate process of adding financial and accounting expertise to the Board and ensuring a thoughtful leadership succession plan. Since 2018, the Board has appointed five highly qualified and diverse independent directors who bring a wide breath of relevant experience, including in finance, risk, and investment management.

Huntsman also announced the formation of a new standing committee of the Board, which will have review and oversight responsibilities relating to sustainability and other related corporate social responsibility and governance matters, as those matters have required increased focus and Board attention in recent years. The Sustainability Committee will be chaired by Dr. Jan E. Tighe and include Daniele Ferrari, Sonia Dulá and Cynthia L. Egan as its other members.

Commenting on this week’s Board’s action, Peter Huntsman, Chairman of the Board, President and CEO, said: “We are pleased to welcome Jeanne McGovern as the newest member of the Board and Audit Committee and very much look forward to securing the benefit of her valuable insight, guidance and 35+ years of experience and expertise. The formation of the new Sustainability Committee underscores and reaffirms Huntsman’s commitment to the long-term, continued leadership and focus in sustainability, social responsibility, and creating shareholder value.”

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2020 revenues of approximately $6 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 70 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 9,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed under the caption "Risk Factors" in the Huntsman companies' filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions, timing of proposed transactions, and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.